Exhibit 99.1

Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: June 22, 2012

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ: CACC

CREDIT ACCEPTANCE ANNOUNCES:
CERTAIN FINANCIAL RESULTS FOR THE TWO MONTHS ENDED MAY 31, 2012

Southfield, Michigan – June 22, 2012 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today certain financial results for the two months ended May 31, 2012.  We are issuing this press release in connection with our previously announced tender offer to purchase up to 1,000,000 shares of our outstanding common stock at a price of $84.45 per share.  The tender offer will expire at 5:00 p.m., New York City time, on Friday, June 29, 2012, unless extended by us.

Consumer Loan Performance

At the time a consumer loan is submitted to us for assignment, we forecast future expected cash flows from the consumer loan.  Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer-partner at a price designed to achieve an acceptable return on capital.  If consumer loan performance equals or exceeds our initial expectation, it is likely our target return on capital will be achieved.

We use a statistical model to estimate the expected collection rate for each consumer loan at the time of assignment.  We continue to evaluate the expected collection rate of each consumer loan subsequent to assignment.  Our evaluation becomes more accurate as the consumer loans age, as we use actual performance data in our forecast.  By comparing our current expected collection rate for each consumer loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast.  The following table compares our forecast of consumer loan collection rates as of May 31, 2012 with the forecasts as of March 31, 2012, as of December 31, 2011, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
Consumer Loan Assignment Year	May 31, 2012	March 31, 2012	December 31, 2011	Initial Forecast	March 31, 2012	December 31, 2011	Initial Forecast
2003	73.8%	73.7%	73.7%	72.0%	0.1%	0.1%	1.8%
2004	73.0%	73.0%	73.0%	73.0%	0.0%	0.0%	0.0%
2005	73.6%	73.6%	73.6%	74.0%	0.0%	0.0%	-0.4%
2006	70.0%	70.0%	70.0%	71.4%	0.0%	0.0%	-1.4%
2007	68.1%	68.1%	68.1%	70.7%	0.0%	0.0%	-2.6%
2008	70.3%	70.1%	70.0%	69.7%	0.2%	0.3%	0.6%
2009	79.6%	79.5%	79.4%	71.9%	0.1%	0.2%	7.7%
2010	77.0%	76.9%	76.8%	73.6%	0.1%	0.2%	3.4%
2011	73.4%	73.0%	73.2%	72.5%	0.4%	0.2%	0.9%
2012 (1)	71.6%	70.5%	-	71.1%	1.1%	-	0.5%

(1)
The forecasted collection rate for 2012 consumer loans as of May 31, 2012 includes both consumer loans that were in our portfolio as of March 31, 2012 and consumer loans assigned during the last two months.  The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
2012 Consumer Loan Assignment Period	May 31, 2012	March 31, 2012	Variance
January 1, 2012 through March 31, 2012	71.6%	70.5%	1.1%
April 1, 2012 through May 31, 2012	71.7%	-	-

Consumer loans assigned in 2003, 2009 and 2010 have yielded forecasted collection results materially better than our initial estimates, while consumer loans assigned in 2006 and 2007 have yielded forecasted collection results materially worse than our initial estimates.  For all other assignment years presented, actual results have been very close to our initial estimates.  For the two months ended May 31, 2012, forecasted collection rates improved for consumer loans assigned during 2008, 2011, and 2012 and were generally consistent with expectations at the start of the period for all other assignment years presented.  For the five months ended May 31, 2012, forecasted collection rates improved for consumer loans assigned during 2008, 2009, 2010, 2011, and 2012 and were generally consistent with expectations at the start of the period for all other assignment years presented.

Forecasting collection rates precisely at loan inception is difficult.  With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we currently forecast.

The following table presents forecasted consumer loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of May 31, 2012.  All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the consumer loan (principal + interest).  The table includes both dealer loans and purchased loans.
	As of May 31, 2012
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2003	73.8%	43.4%	30.4%	99.6%
2004	73.0%	44.0%	29.0%	99.4%
2005	73.6%	46.9%	26.7%	99.3%
2006	70.0%	46.6%	23.4%	98.6%
2007	68.1%	46.5%	21.6%	97.3%
2008	70.3%	44.6%	25.7%	94.8%
2009	79.6%	43.9%	35.7%	89.6%
2010	77.0%	44.7%	32.3%	65.9%
2011	73.4%	45.5%	27.9%	33.2%
2012	71.6%	45.7%	25.9%	7.0%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program as a percentage of the initial balance of the consumer loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

(2)	Presented as a percentage of total forecasted collections.

The risk of a material change in our forecasted collection rate declines as the consumer loans age.  For 2008 and prior consumer loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections.  Conversely, the forecasted collection rates for more recent consumer loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate declined during the 2004 through 2007 period as we increased advance rates during this period in response to a more difficult competitive environment.  During 2008 and 2009, the spread increased as the competitive environment improved, and we reduced advance rates.  In addition, during 2009, the spread was positively impacted by better than expected consumer loan performance.  During the 2010 through 2012 period, the spread decreased as we increased advance rates during this period in an attempt to maximize the amount of economic profit we generate in response to an increase in the amount of capital available to fund new loans.

Consumer Loan Volume

The following table summarizes changes in consumer loan assignment volume in each of the last five quarters and the two month period ended May 31, 2012, as compared to the same period in the previous year:

	Year over Year Percent Change
Period	Unit Volume	Dollar Volume (1)
Quarter ended March 31, 2011	36.7%	59.3%
Quarter ended June 30, 2011	28.7%	41.3%
Quarter ended September 30, 2011	28.6%	40.5%
Quarter ended December 31, 2011	25.3%	32.1%
Quarter ended March 31, 2012	10.6%	10.7%
Two month period ended May 31, 2012	8.4%	8.7%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our product, (2) the amount of capital available to fund new Loans, and (3) our assessment of the volume that our infrastructure can support. Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.  On April 1, 2012, we increased advance rates.  The increase is expected to reduce the revenue yield on loans originated in the second quarter by approximately 80 basis points as compared to the first quarter.

Unit and dollar volumes grew 8.4% and 8.7%, respectively, during the two months ended May 31, 2012 as the number of active Dealer-Partners grew 25.6% and average volume per active Dealer-Partner declined 13.5%. We believe the decline in volume per Dealer-Partner is the result of increased competition.

The following table summarizes the changes in consumer loan unit volume and active dealer-partners:

	For the Two Months Ended May 31,
	2012	2011	% Change
Consumer loan unit volume	30,236	27,886	8.4%
Active dealer-partners (1)	3,366	2,681	25.6%
Average volume per active dealer-partner	9.0	10.4	-13.5%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

The following table provides additional information on the changes in consumer loan unit volume and active dealer-partners:

	For the Two Months Ended May 31,
	2012	2011	% Change
Consumer loan unit volume from dealer-partners active both periods	21,739	24,048	-9.6%
Dealer-partners active both periods	1,970	1,970	-
Average volume per dealer-partners active both periods	11.0	12.2	-9.6%

Consumer loan unit volume from new dealer-partners	1,084	809	34.0%
New active dealer-partners (1)	313	198	58.1%
Average volume per new active dealer-partners	3.5	4.1	-14.6%

Attrition (2)	-13.8%	-12.3%

(1)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)
Attrition is measured according to the following formula:  decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.

Notice to Investors

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Credit Acceptance’s common stock.  The solicitation of offers to buy Credit Acceptance’s common stock is only being made pursuant to the Offer to Purchase and related materials that Credit Acceptance has filed on Schedule TO with the Securities and Exchange Commission (the “SEC”).  Shareholders are urged to read Credit Acceptance’s Tender Offer Statement on Schedule TO (the “Statement”) filed with the SEC in connection with the tender offer, which includes as exhibits the Offer to Purchase and the related Letter of Transmittal, as well as any amendments or supplements to the Statement when they become available, because they contain important information.  Each of these documents has been or will be filed with the SEC, and shareholders may obtain them free of charge from the SEC at the SEC’s Website (http://www.sec.gov/) or from Georgeson, Inc., the Information Agent for the tender offer, toll free at (866) 391-6921.

Cautionary Statement Regarding Forward-Looking Information

Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A to our Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 24, 2012, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a materially adverse impact on our operations.

•
The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•
Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•
Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•	Our operations are dependent on technology.

•	Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealer-partners in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

•
Our Chairman and founder controls a significant percentage of our common stock, has the ability to significantly influence matters requiring shareholder approval and has interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•
Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered automobile dealers a financing program that enables them to sell vehicles to consumers, regardless of their credit history.  Our financing program is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our financing program, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.